Exhibit 10.25

SECOND AMENDMENT TO OFFICE LEASE

          This Second Amendment to Office Lease (this “Amendment”) is executed as of February 14, 2006, between HUB PROPERTIES LLC, a Massachusetts limited liability company having an address c/o Reit Management & Research LLC, 400 Centre Street, Newton, Massachusetts 02458 (“Landlord”), and QUALITY SYSTEMS, INC., a California corporation having an address at 18191 Von Karman Avenue, #420, Irvine, CA 92612, Attention: Chief Financial Office (“Tenant”).

RECITALS

          Landlord and Tenant entered into that certain Office Lease dated May 8, 2002, as amended by that certain Expansion and Extension Amendment to Office Lease dated October 8, 2004 (collectively, the “Lease”) pursuant to which Tenant is currently leasing 46,357 Rentable Square Feet (based on a remeasurement of the space which Tenant agrees is accurate) of space in the Building (as more particularly described in the Lease, the “Original Premises and Expansion Premises”).

          Tenant desires to (i) lease an additional 22,333 Rentable Square Feet of space on the (1st) floor of the Building and more particularly delineated on the floor plan attached as Exhibit A hereto and made a part hereof (the “Additional Expansion Premises”), and (ii) extend the Term for a period of sixty (60) calendar months from the Rent Commencement Date for the Additional Expansion Premises (as defined in Paragraph 3(a) below).

          Landlord has agreed to such expansion and such extension on the terms and conditions contained herein.

          Capitalized terms used herein but not defined shall be given the meanings assigned to them in the Lease.

AGREEMENTS

          For valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant, intending to be legally bound, agree as follows:

          1.     Additional Expansion Premises; Use; Tenant’s Tax Share and Tenant’s Expense Share. As of the Commencement Date for the Additional Expansion Premises (as hereinafter defined), Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Additional Expansion Premises on the terms and conditions of the Lease, as amended hereby, which Additional Expansion Premises or any part thereof, Tenant shall not use or occupy, or permit or suffer to be used or occupied, other than for the Permitted Use. From and after the Commencement Date for the Additional Expansion Premises, the term “Premises” shall refer collectively to the Original Premises and Expansion Premises and the Additional Expansion Premises, and both Tenant’s Tax Share and Tenant’s Expense Share shall be increased to 62.4455%, which is the ratio of the Rentable Area of the Original Premises and Expansion Premises and the Additional Expansion Premises (68,690 Rentable Square Feet) to the total Rentable Area of the Building (110,000 Rentable Square Feet). Landlord and Tenant stipulate that the aggregate Rentable Square Feet in the Original Premises and the Expansion Premises

and the Additional Expansion Premises is 68,690 Rentable Square Feet and the aggregate Rentable Square Feet in the Building is 110,000 Rentable Square Feet.

          2.     Additional Expansion Work.

                  (a)     Work. Landlord shall construct within the Additional Expansion Premises, at Landlord’s expense (subject to Tenant’s obligation to pay certain excess costs under Paragraph (i) of this Section 2), those certain improvements depicted on that Schematic Plan labeled Space Design PR1.1 dated November 8, 2005 and Space Design PR1.2/01 dated October 26, 2005 (collectively, the “Expansion Schematic Plan”) attached hereto as Exhibit B and incorporated herein. Landlord and Tenant hereby approve the Expansion Schematic Plan. All work agreed to be performed by Landlord pursuant to this Section 2 (including all materials, supplies, components, labor and services required therefor) is herein referred to as the “Additional Expansion Work”.

                   (b)     Tenant’s Expansion Representative. Tenant hereby designates Bob Ellis as the “Tenant’s Expansion Representative,” who Tenant agrees shall be available to meet and consult with Landlord on a continuing basis at the Additional Expansion Premises as Tenant’s representative concerning the matters which are the subject of this Section 2 and who, as between Landlord and Tenant, shall have the power legally to bind Tenant in giving direction to Landlord respecting the Expansion Construction Documents (as defined in Paragraph (c)(ii) of this Section) and the Additional Expansion Work, in giving approvals of design documents and work, and in making requests and approval for changes.

                   (c)     Preparation, Review and Approval of Expansion Construction Documents.

                            (i)     Expansion Construction Documents. Landlord, at its expense, shall cause to be prepared “Expansion Construction Documents” consistent with the Expansion Schematic Plan and approved by Tenant pursuant to Paragraph (c)(ii) of this Section 2 for the Additional Expansion Work. The Expansion Construction Documents shall be signed and sealed by a reputable architect or professional engineer (where applicable) licensed and registered in the Commonwealth of Pennsylvania and shall contain, at a minimum, floor plans, reflected ceiling plans, power and telephone plans, mechanical plans, electrical plans, fire protection plans and all other details and schedules which designate the locations and specifications for all mechanical, electrical, fire protection and life safety equipment to be installed in the Additional Expansion Premises, and all partitions, doors, lighting fixtures, electric receptacles and switches, telephone outlets, special air conditioning and other improvements to be installed within the Additional Expansion Premises.

                            (ii)     Tenant Approval. Landlord shall submit for Tenant’s approval the Expansion Construction Documents, in accordance with the following procedural requirements:

                            (A)     Tenant shall review each draft of the Expansion Construction Documents received from Landlord, and either (a) approve the same or (b) return the same to Landlord with a written notice detailing only those requested modifications which are required in order to correct material deviations from the Expansion Schematic Plan, in either event within five (5) business days after receipt thereof from Landlord. Any other changes to the Expansion Construction Documents desired by Tenant shall be requested under Paragraph (i) of this Section 2.

                            (B)     If Tenant shall return the Expansion Construction Documents to Landlord in timely fashion with requested modifications, Landlord shall, subject to Paragraph (c)(ii)(D) of this Section 2, revise the Expansion Construction Documents within a reasonable period of time and resubmit same to Tenant for approval pursuant to Paragraph (c)(ii)(A) of this Section 2, until the Expansion Construction Documents are approved.

                            (C)     The Expansion Construction Documents shall be deemed approved by Tenant upon the first to occur of (i) Landlord’s receipt of Tenant’s written notice approving same, or (ii) Tenant’s failure to deliver written notice to Landlord either approving or suggesting modifications of the Expansion Construction Documents of the sort permitted under Paragraph (c)(ii)(A) of this Section 2, within the time required under Paragraph (c)(ii)(A) of this Section 2, or (iii) if all of Tenant’s requested modifications of the Expansion Construction Documents are disapproved by Landlord pursuant to Paragraph (c)(ii)(D) of this Section 2.

                            (D)     Landlord shall not unreasonably disapprove modifications of the Expansion Construction Documents requested by Tenant pursuant to Paragraph (c)(ii)(A) of this Section 2. Without limiting the generality of the foregoing, Tenant acknowledges that it shall be reasonable for Landlord to disapprove modifications requested by Tenant under this Paragraph (c)(ii) of this Section 2 because the work detailed in the proposed modification is inconsistent with the work contemplated in the Expansion Schematic Plan or because the work detailed in the proposed modification: (a) is likely to adversely affect Building systems, the structure of the Building or the safety of the Building and/or its occupants; (b) might impair Landlord’s ability to furnish services to Tenant or other tenants in the Building; (c) would materially increase the cost of operating the Building; (d) would violate any governmental laws, rules or ordinances (or interpretation thereof); (e) contains or uses hazardous or toxic materials or substances; (f) would adversely affect the appearance of the Building; (g) might adversely affect another tenant’s premises; (h) is prohibited by a ground lease affecting the Building or any mortgage, trust deed or other instrument encumbering the Building; or (i) is likely to be substantially delayed because of unavailability or shortage of labor or materials necessary to perform such work or the difficulties or unusual nature of such work. The foregoing reasons, however, shall not be the only reasons for which Landlord may withhold its approval whether or not such other reasons are similar or dissimilar to the foregoing. Neither the preparation by or for Landlord of the Expansion Schematic Plan or the Expansion Construction Documents, nor Landlord’s performance, supervision or monitoring of the construction of the Additional Expansion Work, shall constitute any warranty by Landlord to Tenant of the adequacy of the design for Tenant’s intended use of the Additional Expansion Premises.

                  (d)     Additional Expansion Premises Tenant Delays. Each of the following shall constitute an “Additional Expansion Premises Tenant Delay”:

                            (i)     Failure of Tenant to have given Landlord written notice approving the Expansion Construction Documents within five (5) business days after receipt thereof from Landlord.

                            (ii)     Any changes to the Expansion Construction Documents requested by Tenant following Tenant’s approval or deemed approval of such documents, or any Additional Work to the Additional Expansion Premises (as defined in Paragraph (i) of this Section 2) requested by Tenant, provided that if Tenant’s request for Additional Work to the Additional Expansion Premises is specifically conditioned upon its approval of Landlord’s estimate of such delay, Landlord shall promptly notify Tenant of Landlord’s good-faith estimate of the anticipated delay, and the Additional Work to the Additional Expansion Premises shall not be constructed unless Tenant shall have approved such estimated delay within five (5) business days after receipt of such estimates.

                            (iii)     Delays in furnishing materials, services, supplies, labor or components that Tenant has requested be specified or required in the Expansion Construction Documents; provided, that if Landlord anticipates that any such item specified by Tenant will result in Additional Expansion Premises Tenant Delay, Landlord shall promptly notify Tenant of Landlord’s good-faith estimate of the anticipated delay, and the items specified by Tenant shall not be incorporated in the Expansion Construction Documents unless Tenant shall have approved such estimated delay within five (5) business days after receipt of such estimate.

                            (iv)     Delays caused by the performance of or failure to perform any work or any activity in the Additional Expansion Premises by Tenant or any of its employees, agents, or contractors.

                            (v)     Delays caused by any fault of Tenant or its agents, employees or contractors, including, without limitation, its designers and consultants.

                  (e)     Substitutions and Changes. In constructing the Additional Expansion Work, Landlord reserves the right (a) to make substitutions of material or components of equivalent grade and quality when and if any specified material or component shall not be readily or reasonably available, and (b) to make changes to the work necessitated by conditions met in the course of construction, provided that if Landlord reasonably believes any change is material and substantial in nature, then Tenant’s approval of such change shall first be obtained (which approval shall not be unreasonably withheld so long as there shall be general conformity with the Expansion Construction Documents and shall be deemed given unless withheld in writing within five (5) days following Landlord’s request therefor).

                  (f)     Landlord’s Contractor. The Additional Expansion Work is to be performed by Landlord’s contractor, which shall be selected by Landlord.

                  (g)     Tenant’s Expansion Representative’s Access, Inspection, and Approval.

                            (i)     Landlord, upon reasonable notice, shall afford Tenant and Tenant’s Expansion Representative or agent(s) access to the Additional Expansion Premises, at reasonable times during the course of construction and at Tenant’s sole risk and expense, for the purposes of inspecting work completed or in progress, and of taking field measurements.

                            (ii)     As to all Additional Expansion Work performed by or on behalf of Landlord and not objected to by Tenant in accordance with this Section 2, it shall be conclusively deemed on the Substantial Completion Date for the Additional Expansion Premises that such work was satisfactorily performed in accordance with and meets the requirements of this Amendment; provided, however, that the foregoing presumption shall not apply: (i) to latent defects in such work which could not reasonably have been discovered by the Substantial Completion Date for the Additional Expansion Premises, provided Tenant notifies Landlord thereof within sixty (60) days after the Substantial Completion Date for the Additional Expansion Premises, or (ii) to defects discoverable by a visual inspection or by ordinary use of the Expansion Premise for the purpose for which it is leased in this Amendment, provided Tenant notifies Landlord thereof within sixty (60) days after the Substantial Completion Date for the Additional Expansion Premises. As to any item of Additional Expansion Work remaining to be completed hereunder after the Substantial Completion Date for the Additional Expansion Premises, the parties shall jointly prepare a punch-list on or about the Substantial Completion Date for the Additional Expansion Premises, and Landlord shall complete such items within sixty (60) days thereafter (except for items which cannot reasonably be completed within such sixty (60) day period, which items shall be completed as promptly as practicable using diligent efforts thereafter).

                  (h)     Intentionally Omitted.

                  (i)     Additional Work to the Additional Expansion Premises. Upon Tenant’s request and submission by Tenant (at Tenant’s sole cost and expense) of the necessary information and/or plans and specifications for work other than the work described in the approved Expansion Schematic Plan (and the Expansion Construction Documents prepared consistent therewith) (“Additional Work to the Additional Expansion Premises”) and the approval by Landlord of such Additional Work to the Additional Expansion Premises which approval Landlord agrees shall not be unreasonably withheld, Landlord shall perform such Additional Work to the Additional Expansion Premises, at Tenant’s sole cost and expense, subject, however, to the following provisions of this Paragraph (i). Prior to commencing any Additional Work to the Additional Expansion Premises requested by Tenant, Landlord shall submit to Tenant a written statement of the cost of such Additional Work to the Additional Expansion Premises, and an additional charge payable to Landlord in the amount of five percent (5%) of the total cost of the Additional Work to the Additional Expansion Premises as compensation for Landlord’s general conditions (such fee and additional charge being hereinafter referred to collectively as “Landlord’s Additional Expansion Compensation”) and, concurrently with such statement of cost, Landlord shall also submit to Tenant a proposed tenant extra order (the “Expansion TEO”) for the Additional Work to the Additional Expansion Premises in the standard form then in use by Landlord. Tenant shall execute and deliver to Landlord such Expansion TEO and shall pay to Landlord the entire cost of the Additional Work to the Additional Expansion Premises, including Landlord’s Additional Expansion Compensation (as reflected in Landlord’s statement of such cost), within five (5) days after Landlord’s submission of such statement and Expansion TEO to Tenant. If Tenant fails to execute or deliver such Expansion TEO or pay the entire cost of such Additional Work to the Additional Expansion Premises within such 5-day period, then Landlord shall not be obligated to do any of the Additional Work to the Additional Expansion Premises and may proceed to do only the Additional Expansion Work, as specified in the approved Expansion Construction Documents.

                  (j)     Tenant’s Contractors. During the Term of the Lease, as amended hereby, in making any alterations and improvements or performing any other work of any kind within the Additional Expansion Premises through the services of any contractor or contractors, the following conditions shall be fulfilled, and Tenant, by undertaking to have such work performed by its contractor or contractors, shall be deemed to have agreed to cause such conditions to be fulfilled:

                            (i)     Prior to commencing any such work, Tenant shall (a) furnish Landlord with a written description of the proposed work and reasonably detailed plans and specifications therefor and (b) obtain the approval of Landlord, in writing, for the specific work it proposes to perform and all such plans and specifications.

                            (ii)     The work shall be performed at Tenant’s expense by responsible contractors and subcontractors approved in advance by Landlord, who shall not in Landlord’s sole opinion, and who in fact do not, prejudice Landlord’s relationship with Landlord’s contractors or subcontractors or the relationship between such contractors and their subcontractors or employees, or disturb harmonious labor relations. Tenant’s contractors and subcontractors shall comply with all insurance requirements and undertakings set forth in Exhibit D attached to the Lease, as the same may be changed by written notice from Landlord to Tenant from time to time during the Term.

                            (iii)     Each of such contractors being paid $5,000.00 or more shall, prior to the commencement of their work and not later than ten (10) days after the execution of their respective contracts, file waivers of mechanic’s liens in the appropriate public office, which waivers shall be effective to preclude the filing of any mechanic’s liens on account of the work to be performed by any of Tenant’s contractors, subcontractors or materialmen.

                            (iv)     No such work shall be performed in such manner or at such times as to interfere with any work being done by any of Landlord’s contractors or subcontractors in the Additional Expansion Premises or in or about the Property generally. Landlord shall, however, endeavor to allow Tenant access for such work at the earliest time after the Substantial Completion Date for the Additional Expansion Premises, consistent with the restrictions of this Paragraph (j). Tenant’s contractors and subcontractors shall be subject to the decisions of Landlord’s contractor as to such matters and as to avoidance of interference with other tenants of the Building or the work of other tenants’ contractors and subcontractors, but Landlord’s contractor shall not be responsible for any aspect of the work performed by Tenant’s contractors or subcontractors or for the coordination of the work of Landlord’s contractors or others with Tenant’s contractors.

                            (v)     Except as otherwise set forth in this Paragraph (j), all such work shall be subject to the requirements and provisions of Section 10.6, 10.7 and 25 of the Lease.

                            (vi)     Tenant and its contractors and subcontractors shall be solely responsible for the transportation, safekeeping and storage of materials and equipment used in the performance of their work, for the removal of waste and debris resulting therefrom, and for any damage caused by them to any installations or work performed by Landlord’s, or any other tenant’s, contractors and subcontractors.

          3.     Term.

                  (a)     Commencement Date. The Term of the Lease with respect to the Additional Expansion Premises shall commence on the date (the “Commencement Date for the Expansion Premises”) which is the earlier of (i) the date on which Tenant or anyone claiming under or through Tenant first enters the Additional Expansion Premises or any portion thereof for purposes of occupying the same for any reason or performing any work or services therein or (ii) the date of Substantial Completion of the Expansion Premises.

                  (b)     Rent Commencement Date. As used herein, the term “Rent Commencement Date for the Additional Expansion Premises” means the forty-fifth (45th) day following the Commencement Date for the Additional Expansion Premises. Tenant covenants that it shall accept possession of the Additional Expansion Premises on the Commencement Date for the Additional Expansion Premises and thereafter continuously occupy the Additional Expansion Premises during the entire Term (as extended by Paragraph 3 below), subject only to the rights of sublease or assignment contained in the Lease, as amended hereby.

                  (c)     Extension of Term. As of the Commencement Date for the Additional Expansion Premises, the third sentence of Section 3.1 of the Lease is deleted in its entirety and replaced with the following:

                  “The Term shall continue until that date (the “Termination Date”) which is the last day of the sixtieth (60th) full calendar month after the calendar month in which the Rent Commencement Date for the Additional Expansion Premises occurs.”

                  (d)     Substantial Completion. The terms “Substantial Completion of Additional Expansion Premises” or “Substantially Completed” shall mean that state of completion of the Additional Expansion Work which will, except for any improvements or work to be performed by Tenant, allow Tenant to utilize the Additional Expansion Premises for its intended purpose without material interference to the customary business activities of Tenant by reason of the completion of any work being performed by Landlord, provided Substantial Completion of the Additional Expansion Premises cannot occur unless there is available to the Additional Expansion Premises: (1) reasonable quantities of those utility services required to be furnished by Landlord under the terms of the Lease and (2) reasonable access through a ground floor entranceway of the Building and that portion of the lobby area of the Building leading from such entranceway to the Additional Expansion Premises. Substantial Completion of the Additional Expansion Premises shall be deemed to have occurred notwithstanding that minor or insubstantial details of construction, decoration or mechanical adjustment remain to be performed. Landlord presently anticipates that the date of Substantial Completion of the Additional Expansion Premises will be on or about the ninetieth (90th) day after the date on which Landlord receives of all permits necessary to complete the Expansion Work. The term “Date of Substantial Completion of the Additional Expansion Premises” shall mean the earlier of (i) the date on which the Additional Expansion Work is Substantially Completed or (ii) the date that the Additional Expansion Work would have been Substantially Completed but for any Additional Expansion Premises Tenant Delay.

                  (e)     Confirmation Agreement. On or about the Rent Commencement Date for the Additional Expansion Premises, Landlord shall prepare and Landlord and Tenant shall each promptly execute, acknowledge and deliver to one another an agreement in form substantially as set forth in Exhibit C attached hereto and made a part hereof.

          4.     Tenant’s Termination Option. As of the Commencement Date for the Additional Expansion Premises:

                  (a)     Tenant shall have the one-time option to terminate the Lease effective as of the last day of the thirty-sixth (36th) full calendar month after the Rent Commencement Date of the Additional Expansion Premises (the “End Date”), by delivery of written notice of termination to Landlord at least seven (7) months prior to the End Date; provided, however, that Tenant may only exercise such termination option if, prior to Tenant’s giving notice of such exercise, (i) Tenant has sold all or substantially all of the assets of its subsidiary, NextGen Healthcare Information Systems, a California corporation (“Next Gen”), in an arm’s length sale to a person or entity that is not an affiliate of either Tenant or Next Gen, or (ii) Tenant has requested and Landlord has advised Tenant in writing within twenty days from the date of Landlord’s receipt of Tenant’s request that Landlord is unable to provide expansion space for Tenant in the Building. Tenant’s notice exercising such termination option shall be irrevocable. As material consideration for the option to terminate herein set forth, Tenant shall deliver to Landlord at least ninety (90) days prior to the End Date Tenant’s good bank check for the “Termination Fee” (as defined below). In calculating the Termination Fee, it will be assumed the “Lease Costs” (as defined below) for the Expansion Premises and the Additional Expansion Premises were financed at a fixed interest rate of ten percent (10) per annum with two (2) sixty (60) month self-amortizing loans paid in sixty (60) equal monthly installments due on the first day of each calendar month, commencing on the Rent Commencement Date for the Expansion Premises and the Rent Commencement Date for the Additional Expansion Premises, respectively, and the “Termination Fee” will be the sum of the principal balance that would remain outstanding under each of those loans following payment of the monthly installments owing for the calendar month in which the End Date occurs. The term “Lease Costs” means the sum of the following (i) Landlord’s out of pocket contract or purchase price(s) for materials, components, labor, change order, services, insurance requirements, “general conditions”, permits, and all other costs necessary to complete the Expansion Work and/or the Additional Expansion Work, plus (ii) Landlord’s professional, designer, architectural and engineering fees and costs, including, without limitation, the cost of review, preparation and revision to drawing and other plans relating to the Expansion Work and/or the Additional Expansion Work, plus (iii) all leasing commission paid by Landlord in connection with the First Amendment and/or this Amendment, plus (vi) Landlord’s reasonable legal costs incurred and paid in negotiation and preparing the Lease and/or this Amendment, plus (v) $41,874.38 (being the agreed value of the free rent provided to Tenant under this Amendment). Notwithstanding anything to the contrary contained herein, at Landlord’s option, Tenant’s termination of the Lease pursuant to this Section 4 shall be ineffective if an Event of Default exists either at the time of Tenant’s exercise of its termination option or at the End Date. Failure of Tenant to timely exercise the option herein grated (“exercise” meaning both the giving of the requisite notice and the payment of the Termination Fee) shall constitute Tenant’s irrevocable waiver of such option.

                  (b)     Section 3.6 of the Lease is deleted in its entirety.

          5.     Renewal Option. As of the Commencement Date for the Expansion Premises, Section 3.7(v)(2) of the Lease is deleted and replaced with “the annual rate of Minimum Rent payable by Tenant during the portion of the Lease Year immediately preceding the commencement of the Renewal Term.”

          6.     Minimum Rent. As of the Rent Commencement Date for the Additional Expansion Premises, Section 4.1 of the Lease is deleted in its entirety and replaced with the following:

                  “4.1          Minimum Rent. Annual minimum rent for the Premises (“Minimum Rent”) shall be as follows, with “Anniversary of Rent Commencement Date” meaning the first day of the calendar month in which the Rent Commencement Date for the Additional Expansion Premises occurs, if the Rent Commencement Date for the Additional Expansion Premises is the first day of a calendar month, or the first day of the first full calendar month following the month in which the Rent Commencement Date for the Additional Expansion Premises occurs, if the Rent Commencement Date for the Additional Expansion Premises is a day other the first day of a calendar month:

Rent Commencement Date for the Additional Expansion Premises through First Anniversary of Rent Commencement Date	$1,076,707.00 per annum (sum of $741,712.00 for Original Premises and Expansion Premises and $334,995.00 for Additional Expansion Premises)	$89,725.58 per month

First Anniversary of Rent Commencement Date through Second Anniversary of Rent Commencement Date	$1,111,052.00 per annum (sum of $764,890.50 for Original Premises and Expansion Premises and $346,161.50 for Additional Expansion Premises	$92,587.67 per month

Second Anniversary of Rent Commencement Date through Third Anniversary of Rent Commencement Date	$1,145,397.00 per annum (sum of $788,069.00 for Original Premises and Expansion Premises and $357,328.00 for Additional Expansion Premises	$95,449.75 per month

Third Anniversary of Rent Commencement Date through Fourth Anniversary of Rent Commencement Date	$1,179,742.00 per annum (sum of $811,247.50 for Original Premises and Expansion Premises and $368,494.50 for Additional Expansion Premises	$98,311.83 per month

Fourth Anniversary of Rent Commencement Date through Fifth Anniversary of Rent Commencement Date	$1,214,087.00 per annum (sum of $834,426.00 for Original Premises and Expansion Premises and $379,661.00 for Additional Expansion Premises	$101,173.91 per month

          All Minimum Rent shall be payable in equal monthly installments commencing on the Rent Commencement Date for the Additional Expansion Premises and thereafter due on the first day of each month during the Term without demand, deduction or set-off, at the following address (or at such other address of which Landlord shall hereafter give Tenant written notice):

HUB Properties LLC
P.O. Box 845310
Boston, MA 02284-5310”

          7.     Base Year. As of the Rent Commencement Date for the Additional Expansion Premises, the Definition of “Base Year” set forth in Section 1 of the Lease is deleted in its entirety and replaced with the following:

                  “Base Year: The term “Base Year” shall mean calendar year 2006.”

          8.     Signage. As of the Commencement Date for the Additional Expansion Premises, Tenant shall be permitted to increase its square footage of monument signage at the Property to a number of square feet equal to 62.45% of the monument signage square footage permitted by Horsham Township for the Property less the square footage of any Building identification signage desired by Landlord, subject to the reasonable approval of Landlord and subject to Tenant’s obtaining all necessary permits for such signage from Horsham Township. All signage shall be erected, and all permits obtained therefor, at Tenant’s sole cost and expense.

          9.     Parking. As of the Commencement Date for the Additional Expansion Premises, Section 30.7 of the Lease is amended by adding the following to the end thereof:

         “In addition to the foregoing rights, Tenant shall have the exclusive use of 10 parking spaces on the Property at the location depicted on the “Parking Plan” attached as Exhibit D hereto and made a part hereof. Tenant shall be solely responsible for monitoring the use of and erecting and maintaining the signage for the ten (10) spaces and for all costs and expenses associated therewith. Landlord shall have no obligation to install or maintain signage or police parking in or around Tenant’s ten (10) reserved spaces. Landlord reserves the right to alter, modify, construct, relocate or substitute parking areas and facilities from time to time, provided that the number of parking spaces guaranteed for Tenant’s exclusive use hereunder shall not thereby be reduced.”

          10.     Supplemental HVAC Units. As of the Commencement Date for the Additional Expansion Premises, Section 8.1 of the Lease is amended by adding the following section to the end thereof:

          “Section 8.1.3 HVAC Upgrade. Landlord shall cause, at Landlord’s sole cost and expense, the heating and air-conditioning units servicing the 2nd floor computer room (the “Computer Room”), located as shown on Exhibit E, attached hereto and incorporated herein (the “HVAC Units”), to be inspected by a contractor selected by Landlord in Landlord’s reasonable discretion. In a timely manner thereafter, Landlord shall cause, at Landlord’s sole cost and expense, the HVAC Units to be upgraded, replaced, refurbished or serviced as recommended by Landlord’s contractor in order that the HVAC Units provide sufficient supplemental heating and air-conditioning service to the Computer Room, according to specifications (the “Specifications”) to be mutually and reasonably agreed upon by Landlord and Tenant (the “HVAC Upgrade”). At such time as the HVAC Upgrade is complete, the HVAC Units shall be Tenant’s sole obligation to maintain, repair or replace.

          Tenant shall bear all costs and expenses related to the maintenance and operation of the HVAC Units. Without limiting the generality of the foregoing, during the Term Tenant shall maintain in force a maintenance contract with a reputable HVAC service contractor approved by Landlord (which approval shall not be unreasonably withheld or delayed) providing for quarterly inspection and maintenance of the HVAC Units, and Tenant shall furnish to Landlord a copy of said contract from time to time upon Landlord’s request.

          Notwithstanding anything contained herein to the contrary, at the conclusion of the HVAC Upgrade, Landlord shall provide Tenant with either a one-year warranty or service contract covering major components of the HVAC Units. During the term of such contract or warranty, Tenant shall maintain the HVAC Units and adhere to the Specifications as written and the maintenance requirements required by the contract or warranty to keep the same in effect. The HVAC Units shall remain the property of Landlord at the expiration or sooner termination of the Term.”

          11.      Right of First Offer. As of the Rent Commencement Date for the Additional Expansion Premises, Sections 2.3.1 and 2.3.2 of the Lease are hereby deleted in their entirety and replaced with the following:

          “2.3.1 Provided that this Lease is in full force and effect, with at least twenty-four (24) months then remaining in the Term (including the Renewal Term, if Tenant shall have timely exercised its Renewal Option under the Lease) and provided no uncured Event of Default then exists hereunder, and further provided that Landlord shall have received a bona fide request for proposal with respect to space located on the first floor of the Building and adjacent to the Additional Expansion Premises (the “Available Space”), Landlord shall first offer the Available Space to Tenant on the same terms and conditions (including, without limitation, length of term and rate of minimum rent) as Landlord would propose to the unrelated third party which has requested a proposal.

          2.3.2 Landlord’s offer shall take the form of a written notice to Tenant setting forth the Rentable Area of the Available Space proposed to be leased, the date it is expected to be available, the proposed terms and conditions of lease and a floor plan of the space in question. Tenant shall have ten (10) business days after the date Tenant receives Landlord’s offer to accept or decline the same without modification. In the event that Tenant does not accept Landlord’s offer in writing (and without modification) within ten (10) business days after the date on which Tenant receives Landlord’s offer, then Landlord shall be free to lease the Available Space to the party issuing the bona fide request for a proposal. In the event that Tenant accepts Landlord’s offer in writing (without modification) within such time period, Landlord and Tenant shall have thirty (30) days from the date of Tenant’s acceptance in which to enter into a lease agreement for the Available Space or Landlord shall be free to lease the Available Space to any prospective tenant. Provided Landlord and Tenant enter into such lease agreement, Tenant shall begin paying rent for the Available Space on a date that is no later than four (4) months from the date of execution of the lease agreement. Landlord and Tenant acknowledge and agree that if the Available Space subsequently becomes available again, Tenant shall have the same right of first offer contained herein.”

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          12.     Ratification of Confession of Judgment.

                    SECTION 17.2 OF THE LEASE PROVIDES FOR THE CONFESSION OF JUDGMENT AGAINST TENANT FOR MONEY AND FOR EJECTMENT. IN CONNECTION THEREWITH, TENANT, KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND UPON ADVICE OF SEPARATE COUNSEL, UNCONDITIONALLY WAIVED ANY AND ALL RIGHTS IT MAY HAVE TO PRIOR NOTICE AND AN OPPORTUNITY FOR HEARING UNDER THE RESPECTIVE CONSTITUTIONS AND LAWS OF THE UNITED STATES AND THE COMMONWEALTH OF PENNSYLVANIA. TENANT HEREBY RATIFIES AND CONFIRMS SECTION 17.2 OF THE LEASE AND CONFIRMS THAT SUCH SECTION APPLIES TO THE RENT DUE WITH RESPECT TO THE ADDITIONAL EXPANSION PREMISES AND LANDLORD’S POSSESSION OF THE ADDITIONAL EXPANSION PREMISES. SPECIFICALLY, TENANT ACKNOWLEDGES THAT THE LEASE, AS AMENDED HEREBY, PROVIDES FOR THE CONFESSION OF JUDGMENT AGAINST TENANT FOR MONEY DUE UNDER THE LEASE, AS AMENDED HEREBY, AND FOR EJECTMENT WITH RESPECT TO THE ENTIRE PREMISES. TENANT (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF LANDLORD REPRESENTED, EXPRESSLY OR OTHERWISE, THAT LANDLORD WILL NOT SEEK TO EXERCISE OR ENFORCE ITS RIGHTS TO CONFESS JUDGMENT UNDER THE LEASE, AS AMENDED HEREBY, AND (II) ACKNOWLEDGES THAT THE EXECUTION OF THE LEASE AND THIS AMENDMENT BY LANDLORD HAS BEEN MATERIALLY INDUCED BY, AMONG OTHER THINGS, THE INCLUSION IN THE LEASE AND IN THE AMENDMENT OF SAID RIGHTS TO CONFESS JUDGMENT AGAINST TENANT. TENANT FURTHER ACKNOWLEDGES THAT IT HAD THE OPPORTUNITY TO DISCUSS SAID PROVISIONS WITH TENANT’S INDEPENDENT LEGAL COUNSEL AND THAT THE MEANING AND EFFECT OF SUCH PROVISIONS HAS BEEN FULLY EXPLAINED TO TENANT BY SUCH COUNSEL, AND AS EVIDENCE OF SUCH FACT AN AUTHORIZED OFFICER OF TENANT SIGNS HIS OR HER INITIALS IN THE SPACE PROVIDED BELOW.

(Tenant’s Initials)

          13.     Limitation of Liability. In addition to any other limitations of Landlord’s liability as contained in the Lease, as amended hereby, the liability of Landlord (and its partners, shareholders or members) to Tenant (or any person or entity claiming by, through or under Tenant) for any default by Landlord under the terms of the Lease, as amended hereby, or any matter relating to or arising out of the occupancy or use of the Premises and/or other areas of the Building shall be limited to Tenant’s actual direct, but not consequential, damages therefor and shall be recoverable only from the interest of Landlord in the Building, and Landlord (and its partners, shareholders or members) shall not be personally liable for any deficiency.

          14.     Brokerage. Landlord and Tenant each warrant to the other that it has not dealt with any broker or agent in connection with the negotiation or execution of this Amendment other than The Flynn Company and Kern Olsen Real Estate Services, whose commissions shall be paid by Landlord pursuant to a separate written agreement. Tenant and Landlord shall each indemnify the other against all costs, expenses, attorneys’ fees, and other liability for commissions or other compensation claimed by any other broker or agent claiming the same by, through, or under the indemnifying party.

          15.     Ratification. Tenant hereby ratifies and confirms its obligations under the Lease, as amended hereby, and represents and warrants to Landlord that Tenant has no defenses thereto. Additionally, Tenant further confirms and ratifies that, as of the date hereof, (a) the Lease is and remains in good standing and in full force and effect, and (b) Tenant has no claims, counterclaims, set-offs or defenses against Landlord arising out of the Lease or in any way relating thereto or arising out of any other transaction between Landlord and Tenant.

          16.     Binding Effect; Inconsistency; Governing Law. Except as amended hereby, the Lease shall remain in full effect and this Amendment shall be binding upon Landlord and Tenant and their respective successors and assigns. If any inconsistency exists or arises between the terms of the Lease and the terms of this Amendment, the terms of this Amendment shall prevail. This Amendment shall be governed by the laws of the Commonwealth of Pennsylvania.

          17.     Counterparts. This Amendment may be executed in one or more counterparts, each of which shall constitute an original but all of which together shall constitute one and the same Amendment.

[execution on following page]

Executed as of the date first written above.

LANDLORD:

HUB PROPERTIES LLC,
a Massachusetts limited liability company

By:	MA PO, LLC, a Delaware limited liability company, its Managing Member

By:

Name: Jennifer B. Clark
Title: Vice President

TENANT:

QUALITY SYSTEMS, INC.,
a California corporation

By:

Name: PATRICK CLINE
Title: EXECUTIVE VP